Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2012 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

—$57.4 Million in Fourth Quarter Net Sales Reflect First Full Quarter of XTANDI Sales—

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – February 28, 2013 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2012. Net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $57.4 million, which represents the first full quarter of sales following availability of XTANDI for shipment. Net sales for the full year 2012 were $71.5 million, as a result of XTANDI’s approval by the U.S. Food and Drug Administration on August 31, 2012 and the availability of XTANDI for shipment on September 13, 2012.

“We are extremely pleased with the strong initial sales of XTANDI, which marks the culmination of months of hard work, prioritization and disciplined decision making following XTANDI’s early approval in August,” said David Hung, M.D., co-founder, president and chief executive officer of Medivation, Inc. “2013 is a pivotal year of both execution and growth for Medivation as we continue the commercial expansion of XTANDI and advance enzalutamide’s development in earlier prostate cancer indications and in new areas where the medical need remains high.”

Recent Developments

XTANDI® (enzalutamide) capsules

•

Net sales of XTANDI in the U.S. were $57.4 million in the fourth quarter and $71.5 million for the full year 2012, following the availability of XTANDI for shipment on September 13, 2012. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•

The U.S. Food and Drug Administration approved XTANDI on August 31, 2012 for patients with metastatic castration-resistant prostate cancer who have previously received docetaxel. Marketing applications for XTANDI have also been submitted in Europe, South Korea, Canada and Brazil for the same indication.

Enzalutamide Clinical Development Program

•	Presented data related to enzalutamide at the American Society of Clinical Oncology (ASCO) 2013 Genitourinary (GU) Cancers Symposium in February 2013. Selected abstracts included:

•

Post-hoc analysis of the Phase 3 AFFIRM trial evaluating the survival impact of baseline corticosteroid (CS) use in men, which showed that concomitant CS use was associated with reduced overall survival (median of 12.8 months in the CS group vs. median not met in the no CS group) and higher rates of grade 3-4 adverse events (63.3% in the CS group vs. 34.4% in the no CS group) in this population. The three most common side effects observed more frequently in XTANDI-treated patients as compared with placebo-treated patients were fatigue, diarrhea and hot flush.

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Results from a Phase 2 trial in 67 men with advanced prostate cancer who had not received any previous hormonal therapies. The primary endpoint was PSA (prostate specific antigen) response, defined as a reduction in PSA levels of at least 80%, after 25 weeks of treatment. In this study, 93% of men experienced a PSA response, with the median response being a PSA reduction of 99.6%. Frequent treatment-emergent adverse events were mostly Grade 1 or 2 and included gynecomastia (36%), fatigue (34%), nipple pain (19%), and hot flush (18%).

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Continued to follow patients in the Phase 3 PREVAIL trial of enzalutamide evaluating approximately 1,700 men with castration-resistant prostate cancer who have not yet received chemotherapy. The co-primary endpoints in this trial are overall survival and progression-free survival. Enrollment in this trial was completed in May 2012.

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Continued patient enrollment in two trials comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration. TERRAIN is enrolling approximately 370 men with metastatic disease primarily in Europe; STRIVE is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

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Continued patient enrollment in an open-label Phase 1 study in patients with breast cancer. The study is designed to evaluate the safety and tolerability of enzalutamide in breast cancer patients who have failed prior hormonal therapy.

Corporate Developments

•

Elected Kathryn E. Falberg to the Medivation Board of Directors. She will also serve as the chair of the Audit Committee. Ms. Falberg currently serves as the executive vice president and chief financial officer of Jazz Pharmaceuticals, plc. and was formerly the senior vice president, finance, strategy and chief financial officer at Amgen Inc.

Fourth Quarter and Year-End 2012 Financial Results

XTANDI net sales for the fourth quarter and year-end 2012, as reported by Astellas, were $57.4 million, and $71.5 million respectively. Medivation’s collaboration revenue was $37.2 million for the fourth quarter of 2012 and $181.7 million for the full year 2012, which consisted of two components: collaboration revenue attributable to U.S. XTANDI net sales ($28.7 million and $35.8 million for the quarter and year respectively), and collaboration revenue attributable to up-front and development milestone payments ($8.5 million and $145.9 million respectively).

Total operating expenses for the quarter and year ended December 31, 2012 were $63.9 million and $207.9 million, respectively, compared with total operating expenses of $26.9 million and $103.3 million for the same period in 2011. The full year figures include non-cash stock-based compensation expense of $23.7 million in 2012, compared with $13.9 million in 2011.

Medivation reported a net loss of $31.7 million, or $0.43 per diluted share for the quarter ended December 31, 2012, compared with a net loss of $10.9 million, or $0.15 per diluted share, for the same period in 2011 on a post-split basis. Medivation reported a net loss of $41.3 million, or $0.56 per diluted share for the full year 2012, compared to $38.8 million or $0.56 per diluted share for the full year 2011 on a post-split basis.

At December 31, 2012, cash, cash equivalents and short-term investments totaled $296.2 million, compared with $145.1 million at December 31, 2011.

2013 Financial Outlook

Medivation currently expects total operating expenses for 2013, net of cost-sharing payments from Astellas, to be between $285 million and $300 million, approximately $29 million of which consists of non-cash stock-based compensation expense. Medivation continues to expect to incur approximately $7 million in capital expenditures in 2013, primarily related to leasehold improvements at its corporate headquarters.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting www.medivation.com and going to the Investor Relations section. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About XTANDI

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules, including precautions, warnings, adverse reactions, and contraindications for the treatment of patients with metastatic castration resistant prostate cancer who have previously received docetaxel.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.

The statements in this press release under the caption “2013 Financial Outlook” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and

Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2012, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$71,301	$70,136
Short-term investments	224,939	74,996
Receivables from collaboration partners	35,458	12,545
Restricted cash	343	500
Prepaid expenses and other current assets	12,175	10,012

Total current assets	344,216	168,189
Property and equipment, net	13,262	720
Restricted cash, net of current	8,843	5,489
Other non-current assets	5,545	719

Total assets	$371,866	$175,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,073	$5,588
Accrued expenses and other current liabilities	48,951	24,284
Deferred revenue	33,862	59,762

Total current liabilities	84,886	89,634
Convertible Notes, net of unamortized discount of $62,743 at December 31, 2012	196,007	—
Deferred revenue, net of current	8,465	83,509
Other non-current liabilities	8,863	653

Total liabilities	298,221	173,796
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 74,774,939 and 71,463,676* shares issued and outstanding at December 31, 2012 and 2011, respectively	748	714	*
Additional paid-in capital	364,412	250,885	*
Accumulated other comprehensive income	33	13
Accumulated deficit	(291,548)	(250,291)

Total stockholders’ equity	73,645	1,321

Total liabilities and stockholders’ equity	$371,866	$175,117

*	Adjusted to reflect 2-for-1 forward split of Medivation common stock, which took effect on September 21, 2012.

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Collaboration revenue	$37,161	$14,941	$181,696	$60,389
Operating expenses:
Research and development	22,003	17,969	95,628	73,432
Selling, general and administrative	41,913	8,971	112,282	29,887

Total operating expenses	63,916	26,940	207,910	103,319

Loss from operations	(26,755)	(11,999)	(26,214)	(42,930)
Other income (expense), net:
Interest expense	(4,872)	—	(14,985)	—
Interest income	89	25	229	94
Other income (expense), net	(111)	34	(280)	(336)

Total other income (expense), net	(4,894)	59	(15,036)	(242)

Net loss before income tax (expense) benefit	(31,649)	(11,940)	(41,250)	(43,172)
Income tax (expense) benefit	(11)	1,069	(7)	4,331

Net loss	$(31,660)	$(10,871)	$(41,257)	$(38,841)

Basic and diluted net loss per common share	$(0.43)	$(0.15)*	$(0.56)*	$(0.56)*

Weighted average common shares used in the calculation of basic and diluted net loss per common share	74,489	70,749 *	73,480 *	69,921 *

*	Adjusted to reflect 2-for-1 forward split of Medivation common stock, which took effect on September 21, 2012.